Exhibit 99.1

The DIRECTV Group Announces First Quarter 2006 Results; DIRECTV U.S. Increases Revenues 14% to $3.2 Billion and Operating Profit before Depreciation and Amortization More Than Doubles to $545 Million

    EL SEGUNDO, Calif.--(BUSINESS WIRE)--May 4, 2006--

                  Results Bolstered by Improved Churn
                 of 1.45% and Strong ARPU Growth of 6%

    The DIRECTV Group, Inc. (NYSE:DTV) today reported that first quarter revenues increased 8% to $3.39 billion and operating profit before depreciation and amortization(1) more than tripled to $605 million compared to last year's first quarter. The DIRECTV Group reported first quarter 2006 operating profit of $392 million and net income of $235 million, or $0.17 per share, compared with an operating loss of $54 million and a net loss of $41 million, or $0.03 loss per share, in the same period last year.
    "DIRECTV U.S. had a strong first quarter highlighted by revenue growth of 14% to $3.19 billion, operating profit before depreciation and amortization more than doubling to $545 million and cash flow before interest and taxes of $211 million," said Chase Carey, president and CEO of The DIRECTV Group, Inc. "Similar to recent quarters, this solid growth was driven by our large and growing subscriber base, strong ARPU growth and higher operating margins due mostly to the significant scale and operating leverage of our business."
    Carey continued, "In addition to the strong financial performance, first quarter results also reflect the benefits gained from our strategy to attain higher quality subscribers. DIRECTV's stricter credit policies and revised dealer incentives implemented over the past several quarters have impacted both our gross and net subscriber growth. DIRECTV U.S. gross additions of 919,000 were down 19% compared to last year but more importantly, the number of high-quality subscribers added in the period actually increased more than 13% over the prior year. The continued improvement in the quality of our subscriber base contributed to the first year-over-year improvement in churn in nearly two years as average monthly churn fell to 1.45% in the quarter. The lower gross additions combined with the improved churn rate resulted in net additions of 255,000 subscribers in the quarter."
    Carey concluded, "Looking ahead, the introduction of new high definition programming will play an increasingly important role in DIRECTV's competitive strength and future growth. Just two weeks ago, we launched local HD channels in 8 new cities bringing our total coverage to 20 markets representing about 40% of U.S. TV households. We will continue launching new markets over the coming months and by the end of the year, we expect to have HD local channels available to approximately three-quarters of all households. And after the launch of our two remaining HD satellites next year, we expect to have the most comprehensive and compelling offering of HD programming for nearly every home in America."

    First Quarter Review

    Customer Lease Program On March 1, 2006, DIRECTV U.S. introduced a set-top receiver lease program primarily to increase future profitability by providing DIRECTV with the opportunity to retrieve and reuse set-top receivers from deactivated customers. Under this new program, set-top receivers are capitalized and depreciated over their estimated useful lives of three years. Prior to March 1, 2006, set-top receivers provided to new and existing DIRECTV U.S. subscribers were immediately expensed upon activation as a subscriber acquisition or upgrade and retention cost. The lease program is expected to result in a reduction in subscriber acquisition, upgrade and retention costs which, over time, will be offset by increased depreciation expense reported on the Consolidated Statements of Operations. The amount of set-top receivers capitalized during the period is now reported in the DIRECTV U.S. Consolidated Statements of Cash Flows under the captions "Cash paid for subscriber leased equipment - subscriber acquisition" and "Cash paid for subscriber leased equipment - upgrade and retention". The amount of cash DIRECTV U.S. paid during the quarter ended March 31, 2006 amounted to $46 million for leased set-top receivers for subscriber acquisitions and $40 million for upgrade and retention.



                THE DIRECTV GROUP'S OPERATIONAL REVIEW

                                             Three Months
Dollars in Millions except Income (Loss)    Ended March 31,
                                        -----------------------
per Common Share                               2006       2005
---------------------------------------------------------------
Revenues                                     $3,386     $3,148
---------------------------------------------------------------
Operating Profit Before
Depreciation and Amortization                   605        158
---------------------------------------------------------------
Operating Profit (Loss)                         392        (54)
---------------------------------------------------------------
Net Income (Loss)                               235        (41)
---------------------------------------------------------------
Income (Loss) Per Common Share ($)             0.17      (0.03)
---------------------------------------------------------------
Free Cash Flow(2)                               170       (202)
---------------------------------------------------------------



    Operational Review. In the first quarter of 2006, The DIRECTV Group's revenues of $3.39 billion increased 8% over the prior year principally due to strong DIRECTV U.S. subscriber and average revenue per subscriber (ARPU) growth. These changes were partially offset by the exclusion of Hughes Network Systems (HNS) results in 2006 due to its sale.
    The higher operating profit before depreciation and amortization of $605 million and operating profit of $392 million were mostly related to DIRECTV U.S. operations due to the increase in gross profit generated from the higher revenues, reduced subscriber acquisition costs resulting from lower gross subscriber additions, and the capitalization of customer equipment under the lease program for both new and existing subscribers beginning on March 1, 2006. These improvements were partially offset by higher DIRECTV U.S. upgrade and retention costs. Also impacting the comparison was a $57 million gain recorded in the first quarter of 2006 reflecting the completion of DIRECTV Latin America's Sky Mexico transactions and a loss in the first quarter of 2005 at HNS primarily related to charges associated with its sale.
    Net income improved to $235 million in the first quarter of 2006 primarily due to the changes in operating profit discussed above, higher interest income resulting from higher average cash and short term investment balances, and $25 million recorded in "Other, net" in the Consolidated Statements of Operations for the gain on the sale of the remaining interest in HNS in January 2006 plus 50% of HNS' net income up to the time of this sale under the equity method of accounting. These changes were partially offset by higher income tax expense resulting from the pre-tax income in 2006 compared to a loss and associated tax benefit in 2005.



                       SEGMENT FINANCIAL REVIEW

                         DIRECTV U.S. Segment

                                            Three Months
DIRECTV U.S.                               Ended March 31,
                                      -------------------------
Dollars in millions except ARPU               2006        2005
---------------------------------------------------------------
Revenue                                     $3,194      $2,801
---------------------------------------------------------------
Average Monthly Revenue per Subscriber
 (ARPU) ($)                                  69.75       65.78
---------------------------------------------------------------
Operating Profit Before Depreciation
 and Amortization                              545         216
---------------------------------------------------------------
Operating Profit                               362          38
---------------------------------------------------------------
Cash Flow Before Interest and Taxes(3)         211          63
---------------------------------------------------------------
Free Cash Flow(2)                               48          24
---------------------------------------------------------------
Subscriber Data (in 000's except
 Churn)
---------------------------------------------------------------
Gross Subscriber Additions                     919       1,137
---------------------------------------------------------------
Average Monthly Subscriber Churn              1.45%       1.49%
---------------------------------------------------------------
Net Subscriber Additions                       255         505
---------------------------------------------------------------
Cumulative Subscribers                      15,388      14,445
---------------------------------------------------------------



    DIRECTV U.S. gross subscriber additions of 919,000 decreased 19% compared to the first quarter of 2005 primarily due to the implementation of revised credit policies and dealer incentives designed to improve the quality of new subscriber additions. As a result of these changes, DIRECTV U.S. increased the number of high-quality subscribers attained in the quarter by 13% compared to last year and reduced its year-over-year monthly churn rate for the first time in nearly two years. After accounting for average monthly churn of 1.45% in the period, DIRECTV U.S. added 255,000 net subscribers in the quarter. The total number of DIRECTV U.S. subscribers increased 7% to 15.39 million as of March 31, 2006, compared to 14.45 million subscribers as of March 31, 2005.
    In the quarter, DIRECTV U.S. revenues increased 14% to $3.19 billion due to the larger subscriber base and higher ARPU. ARPU of $69.75 increased 6.0% compared to last year principally due to programming package price increases as well as higher mirroring, lease, digital video recorder (DVR) and high-definition programming fees.
    The first quarter 2006 growth in operating profit before depreciation and amortization to $545 million and operating profit to $362 million were primarily due to the increase in gross profit generated from the higher revenues, reduced subscriber acquisition costs resulting from lower gross subscriber additions, as well as $87 million of customer equipment capitalized under the lease program. These improvements were partially offset by higher upgrade and retention expenses mostly due to an increase in the number of existing customers upgrading to high-definition television and using the movers' program.

    DIRECTV Latin America Segment

    DIRECTV Latin America and Sky Consolidation. On October 11, 2004, The DIRECTV Group announced a series of transactions with News Corporation, Grupo Televisa, Globo and Liberty Media that are designed to strengthen the operating and financial performance of DIRECTV Latin America by combining the two Direct-To-Home platforms into a single platform in each of the major territories served in the region.
    In connection with these transactions, The DIRECTV Group paid News Corporation and Liberty Media approximately $373 million in February of 2006 for their equity stakes in Sky Mexico. In April, 2006, The DIRECTV Group received $59 million related to the completion of the Sky Mexico transaction. The DIRECTV Group expects to receive approximately $97 million upon completion of the transaction in Brazil, which is subject to regulatory approval.
    In Mexico, DIRECTV Latin America completed the migration of approximately 144,000 subscribers to the Sky Mexico platform and ceased operations in 2005. In the first quarter of 2006, DIRECTV Latin America recorded a non-cash gain of $57 million related to the completion of its transaction with Sky Mexico. As of April 27, 2006, The DIRECTV Group owned approximately 41% of Sky Mexico, which has approximately 1.32 million subscribers.


                                                          Three Months
DIRECTV Latin America                                     Ended March
                                                               31,
                                                          ------------
Dollars in millions                                        2006  2005
----------------------------------------------------------------------
Revenue                                                    $193  $184
----------------------------------------------------------------------
Operating Profit Before Depreciation and Amortization        75    23
----------------------------------------------------------------------
Operating Profit (Loss)                                      44   (14)
----------------------------------------------------------------------
Net Subscriber Additions(4) (000's)                          62    29
----------------------------------------------------------------------
Cumulative Subscribers(4) (000's)                         1,655 1,570
----------------------------------------------------------------------



    Operational Review. In the first quarter of 2006, DIRECTV Latin America added 62,000 net subscribers principally due to strong subscriber growth in Venezuela and Argentina. The total number of DIRECTV subscribers in Latin America as of March 31, 2006 increased 5.4% to 1.66 million from 1.57 million as of March 31, 2005.
    Revenues for DIRECTV Latin America increased 5% to $193 million in the quarter primarily due to the larger subscriber base partially offset by the absence of revenues in 2006 at DIRECTV Latin America's Mexico operations due to its shutdown. The improvements in DIRECTV Latin America's first quarter 2006 operating profit before depreciation and amortization to $75 million and operating profit to $44 million were primarily attributable to the $57 million gain recorded at the completion of the Sky Mexico transaction.



                        Network Systems Segment

                                       Three Months
Network Systems Segment              Ended March 31,
                                  ----------------------
Dollars in millions                      2006      2005
--------------------------------------------------------
Revenue                                     -      $166
--------------------------------------------------------
Operating Loss Before Depreciation
 and Amortization                           -       (53)
--------------------------------------------------------
Operating Loss                              -       (53)
--------------------------------------------------------



    On April 22, 2005, The DIRECTV Group completed the sale of a 50% interest in HNS LLC, an entity that owns substantially all of the assets of HNS, to SkyTerra Communications, Inc., an affiliate of Apollo Management, L.P. As of the date of this sale through January 2006, The DIRECTV Group accounted for 50% of HNS' net income or loss as an equity investment in "Other, net" in the Consolidated Statements of Operations. In January 2006, The DIRECTV Group completed the sale of the remaining 50% interest in HNS LLC to SkyTerra and received $110 million in cash. In the first quarter of 2006, a total of $25 million was recorded in "Other, net" in the Consolidated Statements of Operations for the gain on the sale of the remaining interest in HNS as well as 50% of HNS' net income up to the time of this sale during the first quarter of 2006 under the equity method of accounting.



               CONSOLIDATED BALANCE SHEET AND CASH FLOW

The DIRECTV Group                     March 31,      December 31,
                                 ----------------------------------
Dollars in billions                      2006             2005
-------------------------------------------------------------------
Cash, Cash Equivalents & Short
 Term Investments                           $2.50            $4.38
-------------------------------------------------------------------
Total Debt                                   3.41             3.42
-------------------------------------------------------------------
Net Debt/(Cash)                              0.92            (0.96)
-------------------------------------------------------------------



    The DIRECTV Group's consolidated cash and short term investment balance of $2.50 billion declined by $1.89 billion in the quarter mostly due to a share repurchase program announced on February 8, 2006. During the quarter, The DIRECTV Group repurchased and retired 116 million shares of DIRECTV common stock (including 100 million shares of common stock purchased from General Motors employee pension and benefit trusts) for approximately $1.8 billion at an average price of $15.52 per share. Also impacting the quarter's cash was a $373 million payment related to the DIRECTV Latin America transactions, $110 million received for the sale of the remaining interest in HNS, as well as free cash flow in the period of $170 million. Free cash flow was driven by cash flow from operations of $440 million partially offset by cash paid for satellites and property and equipment of $270 million. Total debt remained essentially unchanged at $3.41 billion.

    CONFERENCE CALL INFORMATION

    A live webcast of The DIRECTV Group's first quarter 2006 earnings call will be available on the company's website at www.directv.com. The webcast will begin at 2:00 p.m. ET, today May 4, 2006 and will be archived on our website at www.directv.com.

    FOOTNOTES

    (1) Operating profit (loss) before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the United States of America. Please see each of The DIRECTV Group's and DIRECTV Holdings LLC's Annual Reports on Form 10-K for the year ended December 31, 2005 for further discussion of operating profit (loss) before depreciation and amortization. Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.
    (2) Free cash flow, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions "Cash paid for property and equipment", "Cash paid for satellites", "Cash paid for subscriber leased equipment - subscriber acquisitions", and "Cash paid for subscriber leased equipment - upgrade and retention" from "Net cash provided by (used in) operating activities" from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use free cash flow to evaluate the cash generated by DIRECTV U.S.' current subscriber base, net of capital expenditures, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers and for additional capital expenditures. The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare DIRECTV U.S.' operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected free cash flow to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.
    (3) Cash flow before interest and taxes, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by deducting amounts under the captions "Cash paid for property and equipment", "Cash paid for satellites", "Cash paid for subscriber leased equipment - subscriber acquisitions" and "Cash paid for subscriber leased equipment - upgrade and retention" from "Net cash provided by (used in) operating activities" from the Consolidated Statements of Cash Flows and then adding back net interest paid and "Cash paid (refunded) for income taxes". This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use cash flow before interest and taxes to evaluate the cash generated by DIRECTV U.S.' current subscriber base, net of capital expenditures, interest, and taxes, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers and for additional capital expenditures. The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare DIRECTV U.S.' operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected cash flow before interest and taxes to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.
    (4) DIRECTV Latin America net subscriber additions exclude DIRECTV Latin America's subscriber activity in Mexico. DIRECTV Latin America cumulative subscribers exclude subscribers of the Sky Mexico service.

    CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    NOTE: This release may include or incorporate by reference certain statements that we believe are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as "believe," "expect," "estimate," "anticipate," "intend," "plan," "foresee," "project" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: economic conditions; product demand and market acceptance; ability to simplify aspects of our business model, improve customer service, create new and desirable programming content and interactive features, and achieve anticipated economies of scale; government action; local political or economic developments in or affecting countries where we have operations, including political, economic and social uncertainties in many Latin American countries in which DTVLA operates; foreign currency exchange rates; ability to obtain export licenses; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability to timely perform material contracts; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites, including technical anomalies; loss of uninsured satellites; theft of satellite programming signals; and our ability to access capital to maintain our financial flexibility. We urge you to consider these factors carefully in evaluating the forward-looking statements.
    DIRECTV is the nation's leading digital multichannel television service provider with more than 15.4 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV Inc. DIRECTV is a world-leading provider of digital multichannel television entertainment. DIRECTV (NYSE: DTV) is approximately 37 percent owned by News Corporation. For more information visit www.directv.com.



THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share
 Amounts)
(Unaudited)


                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                       2006      2005
                                                   -------------------

Revenues                                           $3,385.6  $3,147.9
----------------------------------------------------------------------

Operating Costs and Expenses
    Costs of revenues, exclusive of depreciation
     and amortization expense
           Broadcast programming and other          1,399.2   1,344.9
           Subscriber service expenses                248.2     232.1
           Broadcast operations expenses               70.9      62.2
    Selling, general and administrative
     expenses, exclusive of depreciation
          and amortization expense
           Subscriber acquisition costs               587.1     761.2
           Upgrade and retention costs                295.1     254.5
           General and administrative expenses        237.2     314.3
    (Gain) loss from asset sales and impairment
     charges, net                                     (57.0)     20.9
    Depreciation and amortization expense             212.8     212.0
----------------------------------------------------------------------
Total Operating Costs and Expenses                  2,993.5   3,202.1
----------------------------------------------------------------------

Operating Profit (Loss)                               392.1     (54.2)

Interest income                                        47.2      22.1
Interest expense                                      (58.7)    (55.3)
Other, net                                             21.6      (1.7)
----------------------------------------------------------------------

Income (Loss) Before Income Taxes and Minority
 Interests                                            402.2     (89.1)

Income tax (expense) benefit                         (160.7)     43.7
Minority interests in net (earnings) losses of
 subsidiaries                                          (6.3)      4.0
----------------------------------------------------------------------

Net Income (Loss)                                    $235.2    $(41.4)
======================================================================


Basic and Diluted Earnings (Loss) Per Common
 Share:                                               $0.17    $(0.03)
======================================================================

Weighted average number of common shares
 outstanding (in millions)
           Basic                                    1,347.0   1,386.0
           Diluted                                  1,352.8   1,386.0
======================================================================



THE DIRECTV GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)



                                               March 31,  December 31,
ASSETS                                             2006       2005
----------------------------------------------------------------------
Current Assets
Cash and cash equivalents                         $2,126.4   $3,701.3
Short-term investments                               368.8      683.2
Accounts receivable, net of allowances of $98.2
 and $114.9                                          874.1    1,033.2
Inventories, net                                     310.7      283.1
Deferred income taxes                                154.4      163.3
Prepaid expenses and other                           313.4      232.3
----------------------------------------------------------------------

Total Current Assets                               4,147.8    6,096.4
Satellites, net                                    1,862.6    1,875.5
Property and Equipment, net                        1,307.3    1,199.2
Goodwill                                           3,045.3    3,045.3
Intangible Assets, net                             1,811.2    1,878.0
Deferred Income Taxes                                361.2      492.4
Investments and Other Assets                       1,348.4    1,043.4
----------------------------------------------------------------------

Total Assets                                     $13,883.8  $15,630.2
======================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------
Current Liabilities
Accounts payable and accrued liabilities          $2,362.0   $2,541.8
Unearned subscriber revenue and deferred credits     279.8      276.6
Short-term borrowings and current portion of
 long-term debt                                       11.7        9.7
----------------------------------------------------------------------

Total Current Liabilities                          2,653.5    2,828.1
Long-Term Debt                                     3,402.7    3,405.3
Other Liabilities and Deferred Credits             1,367.5    1,407.6
Commitments and Contingencies
Minority Interests                                    55.5       49.2
Stockholders' Equity                               6,404.6    7,940.0
----------------------------------------------------------------------

Total Liabilities and Stockholders' Equity       $13,883.8  $15,630.2
======================================================================


THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)



                                                   Three Months Ended
                                                         March 31,
                                                       2006      2005
----------------------------------------------------------------------
Cash Flows from Operating Activities
Net Income (Loss)                                    $235.2    $(41.4)
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
        Depreciation and amortization                 212.8     212.0
        (Gain) loss from asset sales and impairment
         charges, net                                 (57.0)     20.9
        Net (gain) loss from sale of investments      (14.4)      1.6
        Loss on sale or disposal of fixed assets        6.6       0.2
        Share-based compensation expense               11.2      10.9
        Deferred income taxes and other               138.0     (47.2)
        Change in other operating assets and
         liabilities
              Accounts receivable                     165.2      47.5
              Inventories                             (27.6)   (142.5)
              Prepaid expenses and other              (30.9)    (39.9)
              Accounts payable and accrued
               liabilities                           (188.7)     37.7
              Unearned subscriber revenue and
               deferred credits                         3.2     (25.5)
              Other                                   (13.8)    (30.5)
----------------------------------------------------------------------
Net Cash Provided by Operating Activities             439.8       3.8
----------------------------------------------------------------------
Cash Flows from Investing Activities
Purchase of short-term investments                 (1,163.4) (1,031.9)
Sale of short-term investments                      1,477.5   1,557.8
Cash paid for investments                            (384.4)        -
Proceeds from sale of investments                     115.9      79.2
Cash paid for property and equipment                 (213.7)    (73.2)
Cash paid for satellites                              (56.6)   (132.4)
Other, net                                            (12.3)     (0.6)
----------------------------------------------------------------------
Net Cash Provided by (Used in) Investing Activities  (237.0)    398.9
----------------------------------------------------------------------
Cash Flows from Financing Activities
Common shares repurchased and retired              (1,779.3)        -
Net increase (decrease) in short-term borrowings       (0.6)      1.2
Excess tax benefit from share-based compensation        1.5         -
Repayment of long-term debt                               -     (10.8)
Repayment of other long-term obligations              (23.5)    (22.9)
Stock options exercised                                24.2       0.9
----------------------------------------------------------------------
Net Cash Used in Financing Activities              (1,777.7)    (31.6)
----------------------------------------------------------------------
Net increase (decrease) in cash and cash
 equivalents                                       (1,574.9)    371.1
Cash and cash equivalents at beginning of the
 period                                             3,701.3   2,307.4
----------------------------------------------------------------------
Cash and cash equivalents at the end of the period $2,126.4  $2,678.5
----------------------------------------------------------------------

Supplemental Cash Flow Information
Cash paid for interest                                $60.9     $82.9
Cash paid for income taxes                              1.9       2.7


THE DIRECTV GROUP, INC.
SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)


                                                      Three Months
                                                     Ended March 31,
                                                    ------------------
                                                       2006      2005
 ---------------------------------------------------------------------
 DIRECTV U.S.
 Revenues                                          $3,193.5  $2,800.8
 Operating Profit Before Depreciation and
  Amortization (1)                                    544.6     215.6
 Operating Profit Before Depreciation and
  Amortization Margin (1)                              17.1%      7.7%
 Operating Profit                                  $  362.4  $   38.4
 Operating Profit Margin                               11.3%      1.4%
 Depreciation and Amortization                     $  182.2  $  177.2
 Capital Expenditures (2) (3)                         219.9     146.2

 ---------------------------------------------------------------------
 DIRECTV LATIN AMERICA
 Revenues                                          $  192.5  $  183.9
 Operating Profit Before Depreciation and
  Amortization (1)                                     75.1      22.6
 Operating Profit Before Depreciation and
  Amortization Margin (1)                              39.0%     12.3%
 Operating Profit (Loss)                           $   43.5  $  (13.5)
 Operating Profit Margin                               22.6%      N/A
 Depreciation and Amortization                     $   31.6  $   36.1
 Capital Expenditures (2)                              29.1      17.0

 ---------------------------------------------------------------------
 NETWORK SYSTEMS
 Revenues                                          $      -  $  166.2
 Operating Loss Before Depreciation and
  Amortization (1)                                        -     (52.8)
 Operating Loss                                           -     (52.8)
 Depreciation and Amortization                            -         -
 Capital Expenditures (2)                                 -      14.2

 ---------------------------------------------------------------------
 ELIMINATIONS and OTHER
 Revenues                                          $   (0.4) $   (3.0)
 Operating Loss Before Depreciation and
  Amortization (1)                                    (14.8)    (27.6)
 Operating Loss                                       (13.8)    (26.3)
 Depreciation and Amortization                         (1.0)     (1.3)
 Capital Expenditures (2)                                 -      28.2

 ---------------------------------------------------------------------
 TOTAL
 Revenues                                          $3,385.6  $3,147.9
 Operating Profit Before Depreciation and
  Amortization (1)                                    604.9     157.8
 Operating Profit Before Depreciation and
  Amortization Margin (1)                              17.9%      5.0%
 Operating Profit (Loss)                           $  392.1  $  (54.2)
 Operating Profit Margin                               11.6%      N/A
 Depreciation and Amortization                     $  212.8  $  212.0
 Capital Expenditures (2)                             249.0     205.6

 =====================================================================


(1) See footnote 1 on page 5.
(2) Capital expenditures include cash paid and amounts accrued during the period for property, equipment and satellites.
(3) Beginning in March 2006, capital expenditures at DIRECTV U.S.
include the cost of set-top receivers capitalized under its lease program.


DIRECTV HOLDINGS LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)



                                                   Three Months Ended
                                                         March 31,
                                                   -------------------
                                                       2006      2005
                                                   -------------------

Revenues                                           $3,193.5  $2,800.8
----------------------------------------------------------------------

Operating Costs and Expenses
    Cost of revenues, exclusive of depreciation
     and amortization expense
Broadcast programming and other                     1,331.5   1,149.6
Subscriber service expenses                           236.7     220.5
Broadcast operations expenses                          42.0      35.4
    Selling, general and administrative expenses,
     exclusive of depreciation
       and amortization expense
Subscriber acquisition costs                          567.6     745.6
Upgrade and retention costs                           293.1     252.2
General and administrative expenses                   178.0     181.9
    Depreciation and amortization expense             182.2     177.2
----------------------------------------------------------------------
Total Operating Costs and Expenses                  2,831.1   2,762.4
----------------------------------------------------------------------

Operating Profit                                      362.4      38.4

Interest expense, net                                 (41.5)    (56.0)
Other expense                                          (0.6)     (0.4)
----------------------------------------------------------------------

Income (Loss) Before Income Taxes                     320.3     (18.0)

Income tax (expense) benefit                         (122.4)      6.9
----------------------------------------------------------------------

Net Income (Loss)                                    $197.9    $(11.1)
======================================================================



DIRECTV HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)



                                                March 31, December 31,
ASSETS                                             2006       2005
----------------------------------------------------------------------
Current Assets
Cash and cash equivalents                         $1,196.5   $1,164.8
Accounts receivable, net of allowances of $59.1
 and $75.0                                           830.9      995.9
Inventories                                          307.4      281.4
Prepaid expenses and other                           299.8      285.0
----------------------------------------------------------------------

Total Current Assets                               2,634.6    2,727.1
Satellites, net                                    1,892.7    1,907.9
Property and Equipment, net                          968.0      848.3
Goodwill                                           3,031.7    3,031.7
Intangible Assets, net                             1,808.8    1,875.0
Other Assets                                         137.4      135.0
----------------------------------------------------------------------

Total Assets                                     $10,473.2  $10,525.0
======================================================================

LIABILITIES AND OWNER'S EQUITY
----------------------------------------------------------------------
Current Liabilities
Accounts payable and accrued liabilities          $2,092.8   $2,362.9
Unearned subscriber revenue and deferred credits     261.1      259.0
Current portion of long-term debt                     10.3        7.8
----------------------------------------------------------------------

Total Current Liabilities                          2,364.2    2,629.7
Long-Term Debt                                     3,402.7    3,405.3
Other Liabilities and Deferred Credits               967.5      989.2
Deferred Income Taxes                                233.8      204.4
Commitments and Contingencies

Owner's Equity
Capital stock and additional paid-in capital       4,061.6    4,050.9
Accumulated deficit                                 (556.6)    (754.5)
----------------------------------------------------------------------
Total Owner's Equity                               3,505.0    3,296.4
----------------------------------------------------------------------

Total Liabilities and Owner's Equity             $10,473.2  $10,525.0
======================================================================



DIRECTV HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)



                                                    Three Months Ended
                                                           March 31,
                                                         2006    2005
----------------------------------------------------------------------
Cash Flows from Operating Activities
Net Income (Loss)                                      $197.9  $(11.1)
    Adjustments to reconcile net income (loss) to
     net cash provided
    by operating activities:
          Depreciation and amortization expense         182.2   177.2
          Share-based compensation expense                9.7     4.6
          Amortization of debt issuance costs             1.2     2.3
          Deferred income taxes and other                39.4    (6.6)
          Change in other operating assets and
           liabilities
              Accounts receivable, net                  165.8    45.2
              Inventories                               (26.0) (143.7)
              Prepaid expenses and other                (24.2)   24.6
              Other assets                               (4.5)    3.0
              Accounts payable and accrued
               liabilities                             (249.8)  103.6
              Unearned subscriber revenue and
               deferred credits                           2.1   (26.1)
              Other liabilities and deferred credits     (4.5)   (2.5)
----------------------------------------------------------------------
Net Cash Provided by Operating Activities               289.3   170.5
----------------------------------------------------------------------
Cash Flows from Investing Activities
Cash paid for property and equipment                    (97.8)  (45.8)
Cash paid for satellites                                (56.6) (100.4)
Cash paid for subscriber leased equipment -
 subscriber acquisitions                                (46.4)      -
Cash paid for subscriber leased equipment - upgrade
 and retention                                          (40.4)      -
Other                                                    (1.8)      -
----------------------------------------------------------------------
Net Cash Used in Investing Activities                  (243.0) (146.2)
----------------------------------------------------------------------
Cash Flows from Financing Activities
Repayments of other long-term obligations               (16.3)  (16.3)
Repayment of debt                                           -   (10.2)
Excess tax benefit from share-based compensation          1.7       -
----------------------------------------------------------------------
Net Cash Used in Financing Activities                   (14.6)  (26.5)
----------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents     31.7    (2.2)
Cash and cash equivalents at beginning of the period  1,164.8    34.5
----------------------------------------------------------------------
Cash and cash equivalents at end of the period       $1,196.5   $32.3
======================================================================

Supplemental Cash Flow Information
Cash paid for interest                                  $58.0   $83.7
Cash paid (refunded) for income taxes                   119.4   (44.1)


Non-GAAP Financial Reconciliation Schedules
(Unaudited)

----------------------------------------------------------------------
                           The DIRECTV Group
----------------------------------------------------------------------
      Reconciliation of Operating Profit before Depreciation and
                   Amortization to Operating Profit(a)
----------------------------------------------------------------------
                                                   Three Months Ended
                                                       March 31,
                                                   ----------------
                                                     2006     2005
                                                   ------- --------
                                                     (Dollars in
                                                       Millions)
Operating Profit before Depreciation and
 Amortization                                      $604.9   $157.8
Subtract:  Depreciation and amortization expense    212.8    212.0
-------------------------------------------------------------------
Operating Profit (loss)                            $392.1   $(54.2)
===================================================================


----------------------------------------------------------------------
(a)For a reconciliation of this non-GAAP financial measure for each of our segments, please see the Notes to the Consolidated Financial Statements which will be included in The DIRECTV Group's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. This Form 10-Q is expected to be filed with the SEC in May 2006.
----------------------------------------------------------------------


----------------------------------------------------------------------
                           The DIRECTV Group
----------------------------------------------------------------------
   Reconciliation of Cash Flow before Interest and Taxes(3) and Free
                            Cash Flow(2) to
               Net Cash Provided by Operating Activities
----------------------------------------------------------------------
                                                  Three Months Ended
                                                       March 31,
                                                   ----------------
                                                     2006     2005
                                                   ------- --------
                                                 (Dollars in Millions)

Cash Flow before Interest and Taxes                $185.1  $(138.3)
Subtract:
                    Net interest paid                13.7     60.8
                    Income taxes paid                 1.9      2.7
-------------------------------------------------------------------
Subtotal - Free Cash Flow                           169.5   (201.8)
Add Cash Paid For:
                   Property and equipment           213.7     73.2
                   Satellites                        56.6    132.4
-------------------------------------------------------------------
Net Cash Provided by Operating Activities          $439.8     $3.8
===================================================================

----------------------------------------------------------------------
                         DIRECTV Holdings LLC
----------------------------------------------------------------------
   Reconciliation of Cash Flow before Interest and Taxes(3) and
                         Free Cash Flow(2) to
               Net Cash Provided by Operating Activities
----------------------------------------------------------------------
                                                     Three Months
                                                    Ended March 31,
                                                   ----------------
                                                     2006     2005
                                                   ------- --------
                                                 (Dollars in Millions)

Cash Flow before Interest and Taxes                $211.1    $63.1
Subtract:
                    Net interest paid                43.6     82.9
                    Income taxes paid (refunded)    119.4    (44.1)
-------------------------------------------------------------------
Subtotal - Free Cash Flow                            48.1     24.3
Add Cash Paid For:
                   Property and equipment            97.8     45.8
                   Satellites                        56.6    100.4
                   Subscriber leased equipment -
                    subscriber acquisitions          46.4        -
                   Subscriber leased equipment -
                    upgrade and retention            40.4        -
-------------------------------------------------------------------
Net Cash Provided by Operating Activities          $289.3   $170.5
===================================================================

----------------------------------------------------------------------

(2) and (3) -see footnotes on pages 5 and 6 of this earnings release


DIRECTV HOLDINGS LLC
Non-GAAP Financial Reconciliation and Other Data
(Unaudited)

----------------------------------------------------------------------
                         DIRECTV Holdings LLC
----------------------------------------------------------------------
         Reconciliation of Pre-SAC Margin to Operating Profit
----------------------------------------------------------------------
                                                    Three Months Ended
                                                          March 31,
                                                     -----------------
                                                         2006    2005
                                                     --------- -------
                                                 (Dollars in Millions)

Operating Profit                                       $362.4   $38.4
                                                     --------- -------
Add back:
            Subscriber acquisition costs (expensed)     567.6   745.6
            Depreciation and amortization expense       182.2   177.2
Subtract:
            Cash paid for subscriber leased equipment
             - upgrade and retention                    (40.4)      -
                                                     --------- -------
                                                        709.4   922.8
                                                     --------- -------

Pre-SAC margin(b)                                    $1,071.8  $961.2
                                                     ========= =======
Pre-SAC margin as a percentage of revenue(b)             33.6%   34.3%
----------------------------------------------------------------------

----------------------------------------------------------------------
                            SAC Calculation
----------------------------------------------------------------------
                                                    Three Months Ended
                                                          March 31,
                                                     -----------------
                                                         2006    2005
                                                     --------- -------
                                                 (Dollars in Millions)

Subscriber acquisition costs (expensed)                $567.6  $745.6
Cash paid for subscriber leased equipment -
 subscriber acquisitions                                 46.4       -
                                                     -----------------
Total acquisition costs                                $614.0  $745.6
                                                     =================
Gross subscriber additions                                919   1,137
Average subscriber acquisition costs-per subscriber
 (SAC)                                                   $668    $656

----------------------------------------------------------------------

----------------------------------------------------------------------
                              Other Data
----------------------------------------------------------------------
                                                    Three Months Ended
                                                         March 31,
                                                     -----------------
                                                         2006    2005
                                                     --------- -------
Average monthly revenue per subscriber (ARPU)          $69.75  $65.78
Average monthly churn %                                  1.45%   1.49%
Average subscriber acquisition costs-per subscriber
 (SAC)                                                   $668    $656
Total number of subscribers-platform (000's)           15,388  14,445
Capital expenditures (millions)                        $219.9  $146.2
----------------------------------------------------------------------

----------------------------------------------------------------------
(b) Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated for DIRECTV U.S. by adding amounts under the captions "Subscriber acquisition costs" and "Depreciation and amortization expense" to "Operating Profit" from the Consolidated Statements of Operations and subtracting "Cash paid for subscriber leased equipment - upgrade and retention" from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.' current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, upgrading and retaining existing subscribers and for capital expenditures. To compensate for the exclusion of "Subscriber acquisition costs," management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.' operating performance to other communications, entertainment and media companies. The DIRECTV Group and DIRECTV U.S. believe that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.' current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.


    CONTACT: DIRECTV
             Media Contact: Darris Gringeri (310) 964-4069
             Investor Relations: (212) 462-5200